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                                                                     EXHIBIT 5.1


                                                April 20, 1998


Cabletron Systems, Inc.
35 Industrial Way
Rochester, NH 03867

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 2,101,016 shares of common stock, par value $0.01 per share (the "Shares"), of Cabletron Systems, Inc., a Delaware corporation (the "Company"), issuable upon exercise of options assumed by the Company that had previously been issued under The Yago Systems, Inc. 1996 Stock Option and Stock Purchase Plan and the Yago Systems, Inc. 1998 Stock Option Plan (the "Plans").

     We have acted as counsel for the Company in connection with the assumption of the Options and are familiar with the actions taken by the Company in connection therewith. For purposes of this opinion, we have examined the Registration Statement, the Plan and such other documents as we have deemed appropriate.

     Based upon the foregoing, we are of the opinion that the Shares (i) have been duly authorized and (ii) when issued and sold in accordance with the terms of the Options and the Plans, will have been validly issued and will be fully paid and non-assessable.

     We hereby consent to your filing this opinion as an exhibit to the Registration Statement.

                                                Very truly yours,

                                                /s/ Ropes & Gray

                                                Ropes & Gray